Exhibit 1.A.(5)(f)

                       Preferred Loan Endorsement (ESI01)



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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

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                                   ENDORSEMENT

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This Endorsement is made a part of the Policy to which it is attached. The
Policy Loans Provision of the Policy Value Provisions is hereby expanded by adding the following:

PREFERRED LOANS     While this Policy is In Force, the Owner may borrow
                    against this Policy an amount which is equal to the amount of the Cash Value in excess of total premiums paid, less any outstanding policy loans and less accrued loan interest.
                    This amount, if any, will be processed as a Preferred Loan.
                    Interest credited to Preferred Loans will be at the same rate as the policy loan interest rate, payable annually in arrears. Any existing loan, other than an existing Preferred
                    Loan, will not be eligible for a Preferred Loan rate.

                    We reserve the right to discontinue, modify, or suspend Preferred Loans at any time, following prior written notification to all policyowners.

Except as otherwise set forth above, this Endorsement is subject to the exclusions, definitions and provisions of the Policy.

Signed for Us at Our Office in Clearwater, Florida.

   /s/ WILLIAM H. GEIGER                          /s/ JOHN R. KENNEY
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          Secretary                                    President